EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3, No. 333-164336) dated January 14, 2010,
(2)	Registration Statement (Form S-8, No. 333-147379) dated November 14, 2007 pertaining to the Athersys, Inc. Equity Incentive Compensation Plan,
(3)	Registration Statement (Form S-8, No. 333-147380) dated November 14, 2007 pertaining to the Athersys, Inc. Long-Term Incentive Plan, and
(4)	Registration Statement (Form S-3/A, No. 333-144433) dated October 10, 2007;
of our report dated March 25, 2011, with respect to the consolidated financial statements of Athersys, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
March 25, 2011